Exhibit 99.2

WRITTEN CONSENT OF

PARTNERSHIP COMMON UNITHOLDERS

, 2024

This Written Consent is solicited by the board of directors of CSI Compressco GP LLC, a Delaware limited liability company (the “General Partner”) and the general partner of CSI Compressco LP, a Delaware limited partnership (the “Partnership”).

Please return this Written Consent, in its entirety, no later than 5:00 p.m., central time, on                 , 2024, which is the date that the Partnership has set as the targeted final date for the receipt of written consents (the “consent deadline”). Your common units will be tabulated and voted FOR, AGAINST or ABSTAIN for each of the proposals as you indicate below. Any executed written consent returned without indicating a specific choice with respect to any of the proposals set forth below will be voted FOR each proposal with regard to which a specific choice is not indicated.

The undersigned, being a record holder of common units representing limited partner interests in the Partnership (“Partnership Common Units”) as of the close of business on                 , 2024, acting by written consent in lieu of a meeting of limited partners, pursuant to Section 13.11 and Section 14.3(a) of the Third Amended and Restated Agreement of Limited Partnership of the Partnership, hereby consents in writing to the approval and adoption without a meeting of the following proposals and to the taking of each of the actions contemplated thereby with respect to all of the Partnership Common Units that the undersigned holds of record as of the close of business on                 , 2024.

The undersigned acknowledges receipt of the consent statement/prospectus, dated                 , 2024, which is part of the registration statement on Form S-4 (No. 333-    ) of Kodiak Gas Services, Inc., a Delaware corporation (“Kodiak”), and which more fully describes the proposals below.

1.

Approve the Agreement and Plan of Merger, dated as of December 19, 2023 (the “merger agreement”), by and among Kodiak, Kodiak Gas Services, LLC, an indirect, wholly owned subsidiary of Kodiak (“Kodiak Services”), Kick Stock Merger Sub, LLC, an indirect, wholly owned subsidiary of Kodiak (“Stock Merger Sub”), Kick GP Merger Sub, LLC, a direct, wholly owned subsidiary of Kodiak Services (“GP Merger Sub”), Kick LP Merger Sub, LLC, a direct, wholly owned subsidiary of Kodiak Services (“Unit Merger Sub”), the Partnership and the General Partner pursuant to which (i) Stock Merger Sub will merge with and into the Partnership the “Initial LP Merger” and the effective time of such merger, the “Initial Effective Time”), with the Partnership surviving the Initial LP Merger (the “Initial LP Surviving Entity”), (ii) following the Initial LP Merger, Frontier Acquisition I, Inc., a Delaware corporation (“Frontier I”) will contribute its Partnership Common Units (as defined below) to Kodiak Services, and in exchange therefor, Kodiak Services will issue to Frontier I a number of OpCo Units (as defined below) equal to the number of shares of Kodiak Common Stock (as defined below) issued in the Initial LP Merger and the number of shares required to be issued in connection with conversion of outstanding time-based phantom unit of the Partnership (the “Contribution”), and (iii) immediately following the Contribution, (A) GP Merger Sub will merge with and into the General Partner (the “GP Merger”), with the General Partner surviving the GP Merger as a direct wholly owned subsidiary of Kodiak Services and (B) Unit Merger Sub will merge with and into the Initial LP Surviving Entity (the “Subsequent LP Merger” and, together with the Initial LP Merger and the GP Merger, the “Mergers”) with the Initial LP Surviving Entity surviving the Subsequent LP Merger as a wholly owned subsidiary of Kodiak Services.

At the Initial Effective Time, pursuant to the Initial LP Merger, each Partnership Common Unit issued and outstanding immediately prior to the Initial Effective Time (other than the Partnership Common Units (i) held directly by Kodiak, GP Merger Sub or Unit Merger Sub or (ii) held by the Electing Unitholders (as defined below)) will be automatically converted into the right to receive 0.086 (the “Exchange Ratio”) shares of common stock of Kodiak (“Kodiak Common Stock”), with cash paid in lieu of the issuance of fractional shares, if any. We refer to the consideration received pursuant to the Initial LP Merger as the “Kodiak Common Stock Consideration.” Each U.S. holder of Partnership Common Units (“Partnership Common Unitholders”) that both (i) is an accredited investor and (ii) has a negative tax basis capital account, as determined for U.S. federal income tax purposes, with respect to such Partnership Common Unitholder’s interest in the Partnership with an absolute value greater than $50,000 at the relevant time (an “Eligible Unitholder”) (any Partnership Common Unitholder with these attributes we refer to as an “Eligible Unitholder”), may elect to receive as consideration for their Partnership Common Units, in lieu of the Kodiak Common Stock Consideration, the Up-C Consideration (as described below) (each Eligible Unitholder making such an election, an “Electing Unitholder” and any Partnership Common Units held by such Electing Unitholders, “Electing Units”). The Kodiak Common Stock Consideration and the Up-C Consideration generally will be equivalent economically (except with respect to taxes) and in respect of voting power.

At the effective time of the Subsequent LP Merger and the GP Merger (the “Subsequent Effective Time”), (a) pursuant to the GP Merger, all of the membership interests in the General Partner (the “GP Membership Interests”) held by Spartan Energy Holdco LLC (together with certain of its affiliates, “Spartan”) will be automatically cancelled, retired and cease to exist for no consideration and (b) pursuant to the Subsequent LP Merger, (i) each Electing Unit issued and outstanding immediately prior to the Subsequent Effective Time will be automatically cancelled, retired and shall cease to exist and will be automatically converted into the right to receive a number of units in Kodiak Services (“OpCo Units”) equal to the Exchange Ratio, with cash paid in lieu of the issuance of fractional units, if any, and an equal number of shares of Series A Preferred Stock of Kodiak (“Series A Preferred Stock”) (which we refer to as the “Up-C Consideration”) and (ii) the general partner interest in the Partnership held by the General Partner (the “Partnership GP Interest”) will represent the right for Spartan, as the former holder of the GP Membership Interests, to receive a number of OpCo Units and shares of Series A Preferred Stock equal to (A) the number of notional units representing the economic Partnership GP Interest in the Partnership multiplied by (B) the Exchange Ratio, with cash paid in lieu of the issuance of fractional units, if any, and an equal number of shares of Series A Preferred Stock (which we refer to as the “Partnership GP Interest Merger Consideration”).

Following the Mergers and subject to certain limitations, each Electing Unitholder will have the right to cause Kodiak Services to redeem each of its OpCo Units for either, at Kodiak Services’ election, (i) one share of Kodiak Common Stock (together with the cancellation of one share of Series A Preferred Stock), subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash, pursuant to the terms of the Sixth Amended and Restated Limited Liability Company Agreement of Kodiak Services (the “OpCo LLC Agreement”) that will be effective at the closing of the Mergers and is attached as Exhibit A to the merger agreement. Alternatively, upon the exercise of the redemption right, Kodiak (instead of Kodiak Services) will have the right to, for administrative convenience, acquire each tendered OpCo Unit directly from the redeeming Electing Unitholder. In addition, Kodiak has the right to require the redemption of all or a portion of an Electing Unitholders’ OpCo Units in certain circumstances. Subject to certain exceptions in the OpCo LLC Agreement, Electing Unitholders will not be able to sell, transfer or redeem OpCo Units and Series A Preferred Stock prior to 180 days following the closing of the Mergers contemplated by the merger agreement.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.

Approve, on a non-binding, advisory basis, the compensation that will or may become payable to the General Partner’s named executive officers in connection with the transactions contemplated by the merger agreement.

FOR ☐	AGAINST ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE WRITTEN CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If Partnership Common Units are held by a corporation, please sign the full corporate name by president or other authorized officer. If Partnership Common Units are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please fill out, date, sign and return this Written Consent promptly to Mediant Communications, Inc., P.O. Box 8016, Cary, NC 27512-9903, attention Tabulator, or by emailing a .pdf copy of your written consent to tabulations@betanxt.com.

IF AN INDIVIDUAL:		IF AN ENTITY: (please print or type complete name of entity)

By:		By:
	(duly authorized signature)		(duly authorized signature)

Name:		Name:
	(please print or type full name)		(please print or type full name)

Title:
(please print or type full title)

Date:	, 2024	Date:	, 2024